Exhibit 99.1

Phillips Edison & Company Declares Monthly Dividend

CINCINNATI – Aug. 5, 2026 – Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO” or “the Company”), one of the nation’s largest owners and operators of high-quality, grocery-anchored neighborhood shopping centers, today announced that the Company’s Board of Directors declared a monthly dividend distribution of $0.1083 per share of the Company’s common stock payable on September 1, 2026 to stockholders of record as of August 17, 2026.
Operating partnership unit holders receive distributions at the same rate as common stockholders, subject to the required tax withholding.
Connect with PECO
For additional information, please visit https://www.phillipsedison.com/
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About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”) is one of the nation’s largest owners and operators of high-quality, grocery-anchored neighborhood shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons and Ahold Delhaize. As of June 30, 2026, PECO managed 330 shopping centers, including 302 wholly-owned centers comprising 33.9 million square feet across 31 states and 28 shopping centers owned in three institutional joint ventures. PECO is focused on creating great grocery-anchored shopping experiences and improving communities, one neighborhood shopping center at a time.
PECO uses, and intends to continue to use, its Investors website, which can be found at https://investors.phillipsedison.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Forward-Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” “commit,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including the risk factors and other risks and uncertainties described in the Company’s 2025 Annual Report on Form 10-K, filed with the SEC on February 10, 2026, as updated from time to time in the Company’s periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
Investors
Kimberly Green, Head of Investor Relations
(513) 692-3399, kgreen@phillipsedison.com